ProPhase Labs Reports First Quarter 2010 Results

DOYLESTOWN, Pennsylvania – May 17, 2010. ProPhase Labs, Inc. (NASDAQ: PRPH) today reported net sales of $2.0 million for the three months ended March 31, 2010, compared to net sales of $4.0 million for the three months ended March 31, 2009.

The Company incurred a net loss for the three months ended March 31, 2010, of $1.1 million, or ($0.08) per share, compared to a net loss of $2.2 million, or ($0.17) per share, for the three months ended March 31, 2009.

Net sales declined $2.0 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009 principally due to: (i) a reduction of candy and contract manufacturing sales of $538,000 as a consequence of the closing of our Elizabethtown plant and the discontinuation of the candy product line and (ii) an acceleration of our retail customer purchases and stocking for the 2009-2010 cold season into the fourth quarter of Fiscal 2009 skewing net sales for the cold season.  Net sales for our cold remedy products increased $314,000 to $11.1 million for the six month period ended March 31, 2010 (the “2009-2010 Cold Season”) as compared to $10.8 million for the six month period ended March 31, 2009 (the “2008-2009 cold season”).  Data suggests that the highest incidence of upper respiratory illness for the 2009-2010 cold season occurred in the fourth quarter of Fiscal 2009 while the 2008-2009 cold season realized its concentration of incidences in the first quarter of Fiscal 2009.

The Company also realized expense reductions of $2.2 million in sales, marketing and administration expenses and $160,000 in research and development costs in the quarter.  The decrease in these costs was principally due to (i) a reduction in personnel costs and other administrative costs, (ii) the implementation of better timed, more cost-effective and targeted marketing programs,  and (iii) a reduction in clinical study related costs as a consequence of the de-emphasis of Quigley Pharma activities.

“All things considered, I am pleased with our 2009-2010 cold season,” said Ted Karkus, ProPhase Chairman and CEO.  “The concerns over swine flu in Q3 2009 started our cold season early.  However, the incidence of swine flu then ended abruptly.  The incidence of respiratory illness then trended below year ago levels for the remainder of the cold season.  Therefore sales peaked in Q4 2009 and trended off in this first quarter.

“Our major retail customers’ planograms were already set prior to the arrival of new management. Therefore, we had limited growth opportunities relative to shelf space and displays during this past cold season. However, we were able to introduce some very cost effective advertising which helped generate a slight increase in sales for the season while significantly reducing expenses which were much more in our control.  This led to a significant increase in profitability for this 6 month period relative to the prior year.

“The end of the 2009-2010 cold season marks the beginning of a wonderful new phase at ProPhase Labs.  For the upcoming season, we have changed the name of our company, dramatically upgraded the packaging, significantly improved the taste of our existing flavors, and developed a new mint frost flavor which is outstanding.  We have also completely overhauled our go-to-market strategy and advertising campaign.

“Over the past several months, senior management continued to meet with and listen to our important retail customers.  We have developed stronger relationships with them, and I believe this will greatly improve the distribution or our products and contribute to our growth going forward.

“Additionally we are looking forward to the re-introduction of a line of Kids-EEZE® non-liquid medicines with improved packaging, pricing and taste.

“Finally, we are pleased to have moved forward with our joint venture, Phusion Labs.  We are in the process of identifying key product categories and in the early stages of developing new, high-efficacy, products. Because we are focusing on OTC drugs, for which no prescription is required, we will avoid the tens of millions of dollars of costs  and years of development associated with launching new prescription drugs.  We look forward to the future when we will be able to leverage our newly strengthened distribution network with these new product introductions.”

An earnings conference call will be held Tuesday, May 18th at 11:00 AM.  ProPhase Chairman and CEO Ted Karkus and COO/CFO Robert Cuddihy will provide a Company overview including a review of activities and first quarter results. There will be a question and answer session following initial remarks.

The conference call will be webcast live at http://event.meetingstream.com/r.htm?e=201053&s=1&k=FB759E9EF564864738AF09E742BEC903 at 11:00 AM (EDT) on Tuesday May 18, 2010.

Participants wishing to ask questions may access the live call by dialing (877) 217-6026 conference ID# 76110570. A replay of the conference call will be available for 90 days on the Company web site at www.prophaselabs.com.

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer and manufacturer of the Cold-EEZE® family of lozenges and sugar free tablets clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA approved facility to manufacture Cold-EEZE lozenges and fulfil other contract manufacturing opportunities, and a Pharma division, which conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.  ProPhase also owns 50% of Phusion Laboratories LLC (“Phusion”).  Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds.  The joint venture will formulate and test products to exploit market opportunities within ProPhase’s robust OTC distribution channels.

For more information, visit www.ProPhaseLabs.com.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions; government regulations; the ability of our new management to successfully implement our business plan and strategy; our ability to fund our operations including the cost and availability of capital and credit; our ability to compete effectively including our ability to maintain and increase our market share in the markets in which we do business; and our dependence on sales from our main product, Cold-EEZE, and our ability to successfully develop and commercialize new products.

Contact info:

Media Relations
The Lexicomm Group
Wendi Tush
Wendi@lexicommgroup.com
(212) 794-4531
Lindsey Gardner
Lgardner651@gmail.com
(570) 479-4895
www.lexicommgroup.com

Investor Contact

Ted Karkus
Chairman and CEO
ProPhase Labs, Inc.
(215) 345-0919

ProPhase Labs, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2010	March 31, 2009
Net sales	$1,976	$3,987

Cost of sales	806	1,635

Gross profit	1,170	2,352

Operating costs and expenses:

Sales and marketing	734	2,024
Administration	1,412	2,290
Research and development	88	248
	2,234	4,562

Loss from operations	(1,064)	(2,210)

Interest and other income	2	11

Loss before income taxe	(1,062)	(2,199)

Income tax	-	-

Net loss	$(1,062)	$(2,199)

Basic earnings per share
Loss from continuing operations	$(0.08)	$(0.17)
Net loss	$(0.08)	$(0.17)

Diluted earnings per share
Loss from continuing operations	$(0.08)	$(0.17)
Net loss	$(0.08)	$(0.17)

Weighted average common shares
Basic	13,183	12,908
Diluted	13,183	12,908

ProPhase Labs, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	March 31,	December 31
	2010	2009

Cash and cash equivalents	$12,352	$12,801
Accounts receivable, net	$1,357	$3,599
Inventory	$1,134	$1,405
Total current assets	$16,055	$18,746
Total assets	$22,179	$21,330

Total current liabilities	$6,563	$7,271
Total stockholders' equity	$15,616	$14,059